Exhibit 10.1
2022 EXECUTIVE EMPLOYMENT AGREEMENT
    This 2022 Executive Employment Agreement (“Agreement”) is entered into in Sacramento, California and is effective as of the 3rd day of January 2022 (“Effective Date”) by and between Five Star Bank, a California commercial bank (“Bank”), and James Beckwith (“Beckwith”). Bank and Beckwith are collectively referred to herein as “Parties.”
RECITALS
A.    Bank currently employs Beckwith and Bank and Beckwith desire to continue Bank’s employment of Beckwith.
B.    Beckwith possesses the requisite knowledge, skill and experience to serve as the chief executive of Bank.
C.    Bank and Beckwith are parties to an Executive Employment Agreement, dated as of January 3, 2019 (the “2019 Agreement”), the “Term” (as defined therein) of which expired immediately prior to the Effective Date, and the parties desire that this Agreement will restate, supersede and replace the 2019 Agreement.
In consideration of the mutual covenants, promises and conditions set forth herein, Bank and Beckwith agree as follows:
Article 1.Term and Title
1.1President and Chief Executive Officer of Bank. During the Term of Employment defined below, Beckwith shall serve as the President and Chief Executive Officer of Bank. The Parties contemplate that Beckwith shall report directly to the Chairman of the Board of Bank and to the Board of Bank.
1.2President and Chief Executive Officer of Five Star Bancorp. During the Term of Employment defined below, Beckwith shall serve as the President and Chief Executive Officer of Five Star Bancorp and shall continue to serve as the President and Chief Executive Officer of Five Star Bancorp for so long as Beckwith serves as the President and Chief Executive Officer of Bank. The Parties contemplate that Beckwith, in his capacity as President and Chief Executive Officer of Five Star Bancorp, shall report directly to the Chairman of the Board of Five Star Bancorp and to the Board of Five Star Bancorp. Beckwith shall not receive any additional or supplemental compensation for his role as the President and Chief Executive Officer of Five Star Bancorp. Five Star Bancorp, Bank, and Five Star Bancorp’s other subsidiaries are collectively referred to herein as “Bank Group.”
1.3Director of Bank and Five Star Bancorp. During the Term of Employment defined below, Beckwith shall serve as a member of the Board of Bank and as a member of the Board of Five Star Bancorp. Beckwith agrees to fulfill all of his duties as a member of the Board of Bank and of the Board of Five Star Bancorp and Beckwith agrees to resign immediately from the Board of Bank and the Board of Five Star Bancorp upon the termination of his employment as the President and Chief Executive Officer of Bank or of Five Star Bancorp. Beckwith shall not receive additional or supplemental compensation for his role as a Director of Bank or his role as a Director of Five Star Bancorp.
1.4Term of Employment. Subject to any earlier termination as provided in Article 5 herein below, Beckwith’s employment under this Agreement shall commence on the Effective Date and shall continue for a three (3) year period (“Term”), also subject to any extension as set forth herein. Upon expiration of the Term, and each subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one (1) year, unless Beckwith or Bank shall have notified the other party hereto of his or its election to terminate this Agreement not later than sixty (60) days prior to the end of such subsequent term or extension thereof (the Term, together with any extensions, until termination in accordance herewith, shall be referenced herein as the “Term of Employment”). Nothing stated in this Agreement or represented orally or in writing to either Party shall create any obligation to renew this Agreement and the decision of Bank not to extend the Term or any subsequent term, shall not be deemed a termination of employment entitling Beckwith to any severance compensation or separation benefits under either this Agreement or any Bank or Bank severance plan or practice then in effect.
Article 2.Duties of Beckwith
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1.1Compliance with Law. Beckwith hereby agrees to use his best efforts as President and CEO of Bank and President and CEO of Five Star Bancorp and agrees to perform such related duties as are customary for the chief executive officer of a financial institution or as may reasonably be required by Bank Group from time to time. Beckwith agrees during the Term of Employment to remain knowledgeable of, and to comply with, all applicable rules and regulations relating to banking and to keep informed of, and to comply with, all applicable federal, state and local laws, regulations, and/or ordinances governing the conduct of Bank Group’s business, including, but not limited to, relevant sections of the California Department of Financial Protection and Innovation (“DFPI”), the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), the Consumer Financial Protection Bureau, and the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, and the policies and procedures of Bank Group.
1.2Bank Management Obligations. Pursuant to, and in accordance with, the policies and procedures of Bank Group, as may be amended from time to time in Bank Group’s discretion, Beckwith shall be responsible for the general management of Bank Group consistent with the intent of this Agreement and sound business practices. Beckwith shall assist Bank Group in (1) the creation, maintenance and monitoring of Bank Group’s relationships to ensure the legal and ethical conduct of business, (2) the supervising of Bank Group personnel and to ensure compliance with all applicable state and federal laws, and (3) the recruiting of senior executive staff as needed.
1.3Full Time Employment. Beckwith shall devote his full energies, abilities and productive time to the performance of the services contemplated under this Agreement, unless an alternative arrangement is agreed to by the Chairman of the Board of Bank. Beckwith shall not engage in any business or personal activities that would interfere or conflict with the performance of Beckwith’s duties under this Agreement, without the prior written consent of the Chairman of the Board of Bank.
1.4Location. Beckwith agrees to perform the services contemplated under this Agreement at the office location(s) authorized and approved by the Chairman of the Board of Bank.
Article 3.Beckwith’s Compensation, Incentive and Benefits
1.1Base Salary. During the Term of Employment, Bank shall pay Beckwith a competitive base salary as determined by the Compensation Committee of Bank and Compensation Committee of Five Star Bancorp (collectively, the “Committees”). Base salary will be payable in accordance with the standard payroll procedures of Bank. Beckwith’s base salary may be adjusted periodically to reflect such changes as the Committees determine appropriate.
1.2Annual Bonus. During the Term of Employment, Beckwith shall be eligible for an annual bonus in accordance with the terms of the applicable bonus program and subject to the oversight and discretion of the Committees. Unless otherwise determined by the Committees or set forth in the applicable program, Beckwith must be employed in good standing on the date of payment to receive an annual bonus. The Committees shall determine Beckwith’s eligibility for and payment under any other incentive program.
1.3Equity Compensation. Beckwith may receive equity awards in Five Star Bancorp during the Term of Employment as determined by the Compensation Committee of Five Star Bancorp in its sole discretion.
1.4Participation In Five Star Bank Benefit Plans. Beckwith shall be eligible to participate in those group employee benefit plans, including, without limitation, medical, dental, and life insurance, which Bank makes available to similarly situated employees from time to time, subject to all terms and conditions of those plans and amendments thereto, including, without limitation, any and all provisions concerning eligibility for participation.
1.5Expenses. Upon presentation of appropriate vouchers and receipts, Bank shall reimburse Beckwith, in a manner similar to other senior Bank executives, for all reasonable business expenses incurred by Beckwith.
1.6Retirement Plan. During the Term of Employment, Beckwith shall be entitled to participate in retirement plans generally offered to other senior Bank executives.
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1.7Salary Continuation Agreement. Beckwith shall be entitled to the benefits set forth in the Five Star Bank Salary Continuation Agreement dated September 1, 2007, as amended on December 31, 2008 and on July 1, 2014, all of which are attached hereto as Exhibit A (the “Salary Continuation Agreement”).
1.8Automobile. Bank shall provide an automobile or auto allowance to Beckwith at the discretion of the Committees.
1.9Vacation. During the Term of Employment, Beckwith shall be entitled to vacation according to Bank’s vacation policies.
Article 4.Beckwith’s Confidentiality, Unfair Competition and Related Obligations
1.1Safeguarding Customer Information. Beckwith has and will learn of, and come into possession of, non-public information regarding borrowers or prospective borrowers(“Customer Information”) . Beckwith agrees to comply with all Bank Group policies regarding Customer Information, to take all reasonable measures to ensure the security and confidentiality of Customer Information, to protect against any anticipated threats or hazards to the security of such information and to protect against the unauthorized access to or use of Customer Information, which could result in substantial harm or inconvenience to any borrower or prospective borrower. Beckwith agrees that he will use such Customer Information only for the limited purpose(s) for which it is disclosed, and for no other purpose. Beckwith further agrees to comply with all federal and state laws governing the disclosure of Customer Information. Customer Information includes, regardless of the form in which it is handled or maintained, without limitation, names, addresses, banking history, bank and credit card account numbers, income and credit information and social security numbers.
1.2Confidential Information. Beckwith acknowledges that Bank Group owns proprietary Confidential Information which constitutes a valuable, special and unique asset. This Confidential Information has been compiled and developed by Bank Group over time at considerable expense and effort, has not been divulged to third parties, and is not known to Bank Group’s competitors, who could have obtained economic value from such information had it been known. As used herein, the term “Confidential Information” includes all information and materials belonging to, used by, or in the possession of Bank Group relating to its products, processes, services, technologies, inventions, patents, ideas, contracts, forms, records, data, processes, financial information, business strategies, pricing, marketing plans, customer lists, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information was acquired by Beckwith, or (b) information that subsequently becomes public through no act or omission of Beckwith or anyone at Beckwith’s direction. Beckwith agrees that all Confidential Information is and shall continue to be the exclusive property of Bank Group, whether or not prepared in whole or in part by Beckwith and whether or not disclosed to or entrusted to Beckwith’s custody. Beckwith’s obligation to preserve the secrecy of Confidential Information shall survive the termination or expiration of this Agreement and his employment. Upon termination of Beckwith’s employment, Beckwith agrees to return to Bank all files, papers, and materials of any kind containing or relating to Confidential Information or Customer Information.
1.3Non-Solicitation. Beckwith acknowledges that Bank Group’s relationships with its employees are of important and immeasurable value, and Bank Group would be materially harmed if, following his termination of employment, Beckwith solicited Bank Group’s employees. Beckwith agrees that if Bank terminates Beckwith for any reason under Section 5.2, Beckwith leaves employment with Bank for any reason under Section 5.3, or Beckwith’s employment terminates on account of the expiration of the Term or a renewal period, then for a period of twenty-four (24) months following such termination, he shall not induce or attempt to induce any employee of Bank Group (a) to discontinue employment or association with Bank, (b) to obtain employment with a competitor of Bank Group, or (c) to provide services to Beckwith or any company or venture affiliated with Beckwith.
1.4Non-Disparagement. During and after the Term of Employment, Beckwith will not (a) make, publish or communicate, to any entity or person or in any public forum, any negative, defamatory, maliciously false or otherwise disparaging remarks, comments or statements concerning Bank Group or its officers, directors, employees, agents, business, products or services, or (b) make disparaging remarks which would violate Beckwith’s fiduciary duties. This Section 4.4 does not restrict or impede Beckwith from exercising rights under Section 7 of the National Labor Relations Act (or any other protected rights) to the extent that such rights cannot be waived by agreement.

1.5Certain Disclosures. Pursuant to the Defend Trade Secrets Act of 2016, Beckwith will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information or Customer Information, or Beckwith providing truthful statements in order to comply with any applicable law or regulation or any valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed the extent required by such law, regulation or order. To the extent permitted, Beckwith shall promptly provide written notice of any such order or requirement to the Board of Bank. Nothing in this Agreement prevents Beckwith from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Beckwith has reason to believe is unlawful.
1.6Prior Agreements. Beckwith represents and covenants that he is not bound by any agreement in effect with any prior employer, or anyone else, which would preclude, limit or in any manner restrict the performance of his duties under this Agreement or on behalf of Bank Group. Without limiting the foregoing, Beckwith expressly acknowledges and agrees that during the performance of his duties under this Agreement, he has not and will not violate the terms and conditions of any agreement with respect to the use or misappropriation of proprietary information or trade secrets of any former employer. Beckwith further acknowledges and agrees that he has not divulged or used any such information for the benefit of Bank Group.
Article 5.Termination
1.1Death or Disability.
a)In the event of Beckwith’s death during the Term of Employment, the Term of Employment shall automatically terminate.
b)Bank and Beckwith respectively shall each have the right to terminate the Term of Employment in the event of Beckwith’s Disability. “Disability” as used in this Agreement shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code (the “Code”), which, as of the date of this Agreement, is as follows:
An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
A termination of Beckwith’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the tenth (10th) day after receipt of such notice by the other party (the “Disability Effective Date”), unless Beckwith returns to full-time performance of his duties before the Disability Effective Date.
1.2By Bank.
a)Bank shall have the right to terminate Beckwith’s employment for Cause. “Cause” as used in this Agreement shall mean:
i)Beckwith’s charge of or conviction by, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction, for any crime involving moral turpitude or a felony in the jurisdiction involved;
ii)Beckwith’s willful refusal or negligent failure to perform Beckwith’s duties as required by this Agreement;
iii)Beckwith’s gross negligence, insubordination or material violation of any duty of loyalty or fiduciary duty to Bank Group or any other material misconduct on the part of Beckwith;

iv)Revocation of any approvals required by the FDIC or the DFPI for Beckwith to perform his assigned duties and responsibilities with Bank Group, including without limitation, Beckwith’s removal or prohibition from participating in the conduct of Bank’s affairs by an order issued under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)) or sections 585-589 of the California Financial Code, or Beckwith otherwise becoming ineligible to perform his assigned duties under applicable law;
v)Beckwith’s material failure to comply with all applicable federal, state and local laws, regulations, and/or ordinances governing his duties with Bank Group; or
vi)Beckwith’s material breach of any other provision of this Agreement.
b)Bank shall also have the right to terminate Beckwith’s employment without “Cause” at any time, with or without notice, subject solely to the requirements set forth in Section 5.8 below.
1.3By Beckwith.
a)Beckwith shall have the right to terminate the Employment Term for Good Reason (as defined below), upon thirty (30) days’ written notice to Bank delivered within thirty (30) days following the occurrence of an event constituting Good Reason; provided that Bank shall have thirty (30) days after the date such notice has been received by Bank in which to cure the conduct specified in such notice. Beckwith’s continued employment during such thirty (30) day period shall not constitute Beckwith’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of this Agreement “Good Reason” shall mean, without Beckwith’s consent:
i)a significant material adverse change in Beckwith’s position or responsibilities, including (1) following a change in control, Beckwith ceasing to serve as Chief Executive Officer of the acquiring or surviving entity, as applicable, (2) a material change in duties that represents a substantial reduction in the position or responsibilities in effect immediately prior thereto, or (3) the assignment to Beckwith of any significant duties or responsibilities that are materially inconsistent with such position or responsibilities; except in connection with the termination of Beckwith’s employment for Cause, as a result of his Disability or death, or by Beckwith other than for Good Reason;
ii)a material reduction in Beckwith’s Base Salary other than in connection with a general reduction in wages for all senior executive employees of Bank;
iii)Bank requiring Beckwith to be based at any place outside a sixty (60) mile radius of his initial place of employment with Bank, except for reasonably required travel on Bank’s business;
iv)Bank’s failure to provide Beckwith with any material compensation, including salary, bonuses, and benefits, as outlined in this Agreement; or
v)any material breach by Bank of its obligations to Beckwith under this Agreement.
b)Beckwith shall have the right to terminate his employment hereunder without Good Reason by providing Bank with a written notice of termination, and such termination shall not in and of itself be a breach of this Agreement.
1.4Bank’s Default. If Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, except to the extent determined that continuation of the Agreement is necessary for the continued operation of Bank:
a)by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the association under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

b)by the FDIC at the time of approval of a supervisory merger to resolve problems related to operation of the association or when the association is determined by the FDIC to be in an unsafe or unsound condition.
1.5Beckwith’s Temporary Suspension. If Beckwith is suspended or temporarily prohibited from participating in the conduct of Bank’s or Bank Group’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) or sections 585-589 of the California Financial Code, Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Bank may in its discretion (i) pay Beckwith all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
1.6Loan Files. Upon termination of Beckwith’s employment for any reason, all loan files, whether pending or closed, shall remain with, or promptly be returned to Bank, at Bank’s election, along with any Confidential Information in Beckwith’s possession. Beckwith acknowledges and agrees that all such files and Confidential Information are the sole and exclusive property of Bank and no copies shall be retained by Beckwith.
1.7Computers/Equipment. Immediately upon the termination of Beckwith’s employment for any reason, any and all computer hardware and other equipment provided to Beckwith by Bank Group shall be returned to Bank.
1.8Effect of Termination Upon Beckwith’s Compensation.
a)General. In the event Beckwith’s employment terminates for any reason, Beckwith shall be entitled to his Base Salary through the effective date of termination (the “Termination Date”), reimbursement for reasonable business expenses incurred through the Termination Date in accordance with Section 3.5, and benefits accrued and vested under the employee benefits plans in which Beckwith participants in accordance with the terms of such plans.
b)Termination by Bank Without Cause or by Beckwith With Good Reason.
i)In the event Beckwith’s employment is terminated by Bank without Cause or should Beckwith terminate his employment for Good Reason in accordance with Section 5.3(a), then, in addition to the payments and benefits set forth in Section 5.8(a), subject to Beckwith complying with the requirements set forth in this Section 5.8(b), Beckwith shall receive a “Severance Payment” equal to the sum of (1) twenty-four (24) months of Base Salary plus (2) two (2) times the most recently paid annual cash bonus received by Beckwith. Subject to the other provisions set forth herein, the Severance Payment shall be paid in lump sum in the seventh (7th) month following termination and in accordance with the requirements of Section 409A of the Code. Beckwith shall not be entitled to any other severance or separation payments or benefits under any Bank Group policy, program or arrangement, except as may be provided under the Salary Continuation Agreement.
ii)Beckwith’s rights to the Severance Payment shall be conditioned on Beckwith signing and not revoking a separation agreement, in a form provided by Bank, that confirms Beckwith’s continuing obligations to Bank Group and includes a release of all claims against Bank Group and its affiliates, officers, directors, employees and related parties (the “Release Agreement”) and such Release Agreement becoming effective and irrevocable within sixty (60) days following the Termination Date. Beckwith’s rights to the Severance Payment shall also be conditioned on Beckwith complying with Beckwith’s continuing obligations under Article 4. In the event that Beckwith breaches or violates any such obligations, Beckwith will forfeit his right to receive any unpaid portion of the Severance Payment and will promptly repay to Bank any portion of the Severance Payment previously paid to Beckwith.
c)Golden Parachute Payments. Bank Group shall have no obligation to make any Severance Payment or other payment that is prohibited by or subject to approval under section 359 of Title 12 of the Code of Federal Regulations. 12 C.F.R. § 359 (2011).
Article 6.Tax Considerations

1.1Withholding. All payments and benefits shall be subject to applicable taxes and withholding, as required by applicable law or authorized by Beckwith.
1.2Section 409A. The Parties intend that the payments and benefits under this Agreement comply with, or meet an exemption from, Section 409A of the Code, and this Agreement shall be interpreted consistent with this intent; provided, however, that nothing herein shall be transfer liability for any tax, including any tax under Section 409A of the Code, from Beckwith to Bank, Five Star Bancorp, or any other person or entity. Any payment that is subject to Section 409A of the Code and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A of the Code. Each such payment shall be considered to be a separate payment for purposes of Section 409A of the Code. If, upon separation from service, Beckwith is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A of the Code, and triggered by a separation service, and would otherwise be paid within six months after Beckwith’s separation from service will instead be paid in the seventh month following Beckwith’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)). Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv).
1.3Section 280G “Best Net”. If any payments or benefits to Beckwith under this Agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 6.3, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Beckwith’s payments and benefits shall be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, Beckwith would retain a greater amount on an after-tax basis following such reduction. Payments and benefits shall be reduced in the following order, in each case, in reverse chronological order: (a) cash payments not subject to Section 409A of the Code; (b) cash payments subject to Section 409A of the Code; (c) equity-based payments and acceleration; and (d) non-cash forms of benefits. Unless Bank and Beckwith otherwise agree in writing, any determination required under this Section 6.3 shall be made by an accounting firm selected by Bank (the “Accountant”), whose determination shall be conclusive and binding. The Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Bank and Beckwith will furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section 6.3. Bank shall bear all costs the Accountant may reasonably incur in connection with such calculations.
Article 7.Notices
1.1Notices. Any notice given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the Parties at the following addresses:
Bank or Bank Group:
Chairman of the Board
Five Star Bank
3100 Zinfandel Dr. #100
Rancho Cordova, CA 95670
James Beckwith: at the address in Bank’s payroll or personnel file
Each Party may change his or its address by written notice in accordance with this section of the Agreement. Notices delivered personally shall be deemed communicated as of the actual date of receipt. Mailed notices shall be deemed communicated no later than three (3) business days after deposit in the United States mail.
Article 8.Dispute Resolution
1.1Dispute Resolution Procedures. Any controversy, claim, or dispute arising out of, relating to, or resulting from this Agreement or any other matter in any way relating to or arising out of Beckwith’s employment with Bank (collectively “Dispute”), shall first be subject to good faith negotiation between the Parties. If the

Dispute cannot be settled through negotiation, the Parties agree to attempt in good faith to settle the Dispute by mediation administered by JAMS, as set forth in Section 8.2. If the Parties are unsuccessful at resolving the Dispute through such mediation, the Parties agree to arbitration as set forth in Section 8.3. This Article 8 replaces all prior agreements regarding the resolution of disputes covered by this Agreement and is the full and final agreement relating to the formal resolution of disputes covered by this Agreement. This Article 8 shall survive the termination of Beckwith’s employment, and can only be revoked or modified by a writing signed by an officer of Bank and Beckwith, which specifically states an intent to revoke or modify this Article 8.
1.2Mediation. Either Party may commence mediation of a good faith Dispute by providing to the Judicial Arbitration and Mediation Services (“JAMS”) and the other Party a written request for mediation. Such request shall set forth the subject of the Dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals, and in scheduling the mediation proceedings which shall be conducted in Sacramento, California. The Parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties and/or their respective agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
1.3Arbitration.
a)The Parties agree that any and all Disputes shall be subject to binding arbitration pursuant to the Federal Arbitration Act (9 U.S.C. sec. 1 et seq.) (the “FAA”). The FAA’s substantive and procedural provisions shall exclusively govern and apply with full force and effect to this Agreement, including its enforcement, and any state court of competent jurisdiction shall compel arbitration in the same manner as a federal court under the FAA. Both Bank and Beckwith are giving up any right that either of them might have to have a judge or jury decide any Dispute, and such Disputes include without limitation claims arising out of or relating to interpretation or application of this arbitration provision, including without limitation the enforceability, revocability, or validity of the arbitration provision. The Parties agree that the arbitrator’s award shall be final and binding on the Parties, provided that any award shall be reviewable by a court of law to the fullest extent allowed by law including for any error of law by the arbitrator. This provision to arbitrate shall not apply to Disputes that cannot be subject to a pre-dispute arbitration agreement, to claims for injunctive or other equitable relief as provided in Section 8.4, or to any claims or disputes arising out of or relating to any Bank plan subject to the Employee Retirement Income and Security Act (“ERISA”), which claims or disputes shall be subject to ERISA. The Parties further agree that the fullest extent permitted by law, any Dispute shall be brought in the individual capacity of Bank or Beckwith, and not as a collective or representative claim on behalf of any persons or class.
b)Any arbitration will be administered by JAMS, pursuant to each of its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, each as then in effect. A copy of the current JAMS rules can be obtained at https://www.jamsadr.com/rules-employment-arbitration/, or by requesting a copy from the Company. The Parties will each bear their own costs for legal representation, discovery, deposition, expert witnesses, and other legal costs ordinarily borne by a party in litigation. The Parties shall share the cost of the arbitrator and arbitration proceedings equally, except that the costs of the arbitrator and arbitration proceedings to be paid by Beckwith shall not exceed the amount Beckwith would have had to pay in court costs to initiate or respond to a civil action had the matter been pursued in court. The arbitrator shall have discretion to award monetary and other damages or to award no damages, and to fashion any other relief the arbitrator deems appropriate but only to the extent consistent with law. The Parties agree that the arbitrator shall have discretion to award the prevailing party reasonable costs and attorney’s fees incurred in bringing or defending a Dispute under this Section 8.3, to the fullest extent allowed by law at the time of the arbitration. Any award by the arbitrator shall be accompanied by a written statement of the factual and legal bases for the award. Any arbitration shall take place in the City of Sacramento, County of Sacramento, California, and both Bank and Beckwith agree to submit to the jurisdiction of the arbitrator.
c)Beckwith understands that this Agreement does not prohibit him from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to
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enforce or administer laws related to employment. This Agreement does, however, preclude Beckwith from pursuing a court action regarding any such claim, except as permitted by law.
1.4Injunctive Relief. In accordance with Rule 1281.8 of the California Code of Civil Procedure, the Parties agree that any Party may also petition the court for injunctive relief where either party alleges or claims a violation of Article 4 or any other agreement regarding intellectual property, confidential information or noninterference. In the event either Party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees to the extent permitted by law.
Article 9.Miscellaneous Provisions
1.1Integration. This Agreement supersedes any and all other agreements, either oral or in writing, between Bank and Beckwith with respect to Beckwith’s performance of services as an agent or employee of Bank, including, without limitation, the 2019 Agreement, and contains all the covenants and agreements between the Parties with respect to such services in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by the other Party which are not embodied herein, and that no other agreement statement or promise not contained in this Agreement shall be valid or binding.
1.2Assignment. This Agreement may not be assigned by Beckwith, but shall inure to the benefit of, and shall be binding upon, the successors and assigns of Bank.
1.3Receipt of Agreement. Each of the Parties acknowledges that he or it has read this Agreement in its entirety and hereby acknowledges receipt of a fully-executed copy thereof.
1.4Governing Law/Jurisdiction/Venue. This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflicts of laws principles. The Parties agree that any action taken to enforce the terms of this Agreement, including judicial action not inconsistent with the arbitration provisions hereunder, shall come under the jurisdiction of, and be properly heard and adjudicated in the Courts of the State of California and that venue shall be proper in the County of Sacramento.
1.5Captions and Section Headings. Captions and section headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.
1.6Amendments and Waiver. This Agreement may be amended from time to time only by a writing signed by both Parties. A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other provision, nor shall any waiver constitute a continuing waiver or commit a-Party to providing a waiver in the future.
1.7Survival. The covenants, agreements, representations and warranties made herein shall survive the termination of this Agreement, unless the context clearly provides otherwise. Specific survival provisions shall not lessen the survival nature of provisions without such specificity.
1.8Severability. If a court or arbitrator of competent jurisdiction finds any provision in this Agreement to be invalid, illegal, or otherwise unenforceable, that determination will not affect any other provision of this Agreement. The invalid provision will be severed from this Agreement and all remaining provisions will continue to be enforceable by their terms and of full force and effect.
1.9Interpretation. Any ambiguity in the language, words, phrases, gender identifiers, sentences, or provisions contained herein is not to be interpreted against a Party merely by reason of that Party having drafted, suggested, transcribed, or dictated such provision. In interpreting this Agreement the intentions of the Parties, as expressed in this Agreement, shall be paramount and this Agreement shall be read as a whole document in order to ascertain the intentions of the Parties with respect to any particular word, phrase, sentence, or provision. This Agreement shall not be deemed to have been prepared or drafted by one Party or another, and shall be construed accordingly.
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1.10Rights and Remedies. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.
1.11Third-party Beneficiary. This Agreement has been made by, and is made solely for the benefit of Bank Group, Bank Group’s successors and assigns. Nothing in this Agreement is intended to confer any rights or remedies under or because of this Agreement on any persons or entities other than the Parties to it and Bank Group’s successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons or entities to any Party to this Agreement.
1.12Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The Parties agree that a signed copy of this Agreement transmitted by one Party to the other by facsimile transmission shall be binding upon the sending Party to the same extent as a signed original of this Agreement.
This Agreement is entered into by and between the Parties as of the above written Effective Date.
Dated: 3/23/2022    /s/ James Beckwith
JAMES BECKWITH
Dated: 3/23/2022    FIVE STAR BANK
By: /s/ David J. Lucchetti
Name: David J. Lucchetti
Its: Board Chairperson
Attachment:
Exhibit A: Five Star Bank Salary Continuation Agreement and amendments

Five Star Bank
Salary Continuation Agreement

Exhibit A
Five Star Bank Salary Continuation Agreement

Five Star Bank
Salary Continuation Agreement

FIVE STAR BANK
SALARY CONTINUATION AGREEMENT
THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is adopted this 1st day of September, 2007, by and between FIVE STAR BANK, located in Rocklin, California (the “Bank”), and JAMES BECKWITH (the “Executive”).
The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
    1.1    “Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.
    1.2    “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.
    1.3    “Board” means the Board of Directors of the Bank as from time to time constituted.
    1.4    “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.
    1.5    “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.
    1.6    “Early Termination” means the Executive’s Separation from Service before attainment of Normal Retirement Age except when such Separation from Service occurs due to death or Termination for Cause or is made with Good Reason within twenty-four (24) months following Change in Control.
    1.7    “Effective Date” means September 1, 2007.
    1.8    “Good Reason” means the occurrence of any of the following events prior to Normal Retirement Age:

    (a)    Without the Executive’s express written consent, the assignment to the Executive of any material duties or responsibilities inconsistent with the Executive’s positions, or a change in the Executive’s reporting responsibilities, titles, or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions;
    (b)    A reduction by the Bank in the Executive’s base salary;
    (c)    The Bank requiring the Executive to be based anywhere beyond one hundred (100) miles from the location where the Executive is based on the date of a Change in Control except for required travel on the Bank business to an extent substantially consistent with the Executive’s present business travel obligations or, in the event the Executive consents to any relocation, the failure by the Bank to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence.
    1.9    “Normal Retirement Age” means the Executive’s age sixty-five (65).
    1.10    “Plan Administrator” means the Board or such committee or person as the Board shall appoint.

Five Star Bank
Salary Continuation Agreement

    1.11    “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.
    1.12    “Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.
    1.13    “Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).
    1.14    “Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

    1.15    “Termination for Cause” means Separation from Service for:
    a)    Gross negligence or gross neglect of duties to the Bank;
    b)    Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
    c)    Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.
    1.16    “Years of Participation” means the consecutive twelve (12) month period beginning on the Effective Date of this Agreement and any twelve (12) month anniversary thereof during the entirety of which time the Executive is a participant in this Agreement.
Article 2
Distributions During Lifetime
    2.1    Normal Retirement Benefit. At Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.
    2.1.1    Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Twenty-Five Thousand Dollars ($125,000).
    2.1.2    Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for ten (10) years.
    2.2    Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.
    2.2.1    Amount of Benefit. The annual benefit under this Section 2.2 shall be a percentage of the Normal Retirement Benefit described in Section 2.1.1, determined according to the following table:

Five Star Bank
Salary Continuation Agreement

Completed Years of Participation at Separation from Service	Percent of Normal Retirement Benefit
0-9	0%
10	50%
11	70%
12	90%
13 or more	100%

    2.2.2    Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for ten (10) years.
    2.3    Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by Separation from Service for Good Reason the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.
    2.3.1    Amount of Benefit. The annual benefit under this Section 2.3 is the Normal Retirement Benefit amount described in Section 2.1.1.
    2.3.2    Distribution of Benefit. The Bank shall distribute the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for ten (10) years.
    2.4    Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.4 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.
    2.5    Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

    2.7    Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:
    a)    may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
    b)    must, for benefits distributable under Sections 2.1, 2.2 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution
    c)    must, for benefits distributable under Sections 2.1, 2.2 and 2.3, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
    d)    must take effect not less than twelve (12) months after the amendment is made.
Article 3
Distribution at Death
    3.1    Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

Five Star Bank
Salary Continuation Agreement

    3.1.1    Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.
    3.1.2    Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for ten (10) years commencing on the first day of the fourth month following the Executive’s death. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.
    3.2    Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.
    3.3    Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 3.1.2 and shall commence on the first day of the fourth month following the Executive’s death.

Article 4
Beneficiaries
    4.1    In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.
    4.2    Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.
    4.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.
    4.4    No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.
    4.5    Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5
General Limitations
    5.1    Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

Five Star Bank
Salary Continuation Agreement

    5.2    Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.
    5.3    Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.
Article 6
Administration of Agreement
    6.1    Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.
    6.2    Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.
    6.3    Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.
    6.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

    6.5    Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.
    6.6    Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.
Article 7
Claims And Review Procedures
    7.1    Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:
    7.1.1    Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.
    7.1.2    Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

Five Star Bank
Salary Continuation Agreement

    7.1.3    Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
    (a)    The specific reasons for the denial;
    (b)    A reference to the specific provisions of this Agreement on which the denial is based;
    (c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

    (d)    An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and
    (e)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
    7.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:
    7.2.1    Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.
    7.2.2    Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
    7.2.3    Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
    7.2.4    Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
    7.2.5    Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
    (a)    The specific reasons for the denial;
    (b)    A reference to the specific provisions of this Agreement on which the denial is based;
    (c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
    (d)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination
    8.1    Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to

Five Star Bank
Salary Continuation Agreement

the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.
    8.2    Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the entire amount accrued by the Bank with respect to the Bank’s obligations hereunder as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.
    8.3    Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:
    a)    Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;
    b)    Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
    c)    Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the entire amount accrued by the Bank with respect to the Bank’s obligations hereunder, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.
Article 9
Miscellaneous
    9.1    Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.
    9.2    No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
    9.3    Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
    9.4    Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.
    9.5    Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.
    9.6    Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or

Five Star Bank
Salary Continuation Agreement

other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.
    9.7    Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

    9.8    Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
    9.9    Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.
    9.10    Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.
    9.11    Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.
    9.12    Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
    9.13    Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Five Star Bank
Attention: Plan Administrator
6810 Five Star Bank Boulevard
Rocklin, CA 95677

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.
    9.14    Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).
    9.15    Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

Five Star Bank
Salary Continuation Agreement

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	BANK

/s/ James E. Beckwith	By:	/s/ Michael R. Stodden
James Beckwith
	Title:	Chairman of Board

Five Star Bank
Salary Continuation Agreement
Beneficiary Designation Form

{ }	New Designation
{ }	Change in Designation

I, James Beckwith, designate the following as Beneficiary under this Agreement:

Primary: ___________________________________________________ ___________________________________________________	____ ____
Contingent: ___________________________________________________ ___________________________________________________	____ ____
Notes:
    ·    Please PRINT CLEARLY or TYPE the names of the beneficiaries.
    ·    To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
    ·    To name your estate as Beneficiary, please write “Estate of [your name]”
    ·    Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature	Date:

SPOUSAL CONSENT (Required if someone other than spouse is named Beneficiary and Plan Administrator requests):
I consent to the beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Plan Administrator this ___ day of _______, 200______

By:

Title:

Five Star Bank
Salary Continuation Agreement
Beneficiary Designation Form

© 2007 Clark Consulting
This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.
In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.

Five Star Bank
Salary Continuation Agreement
Beneficiary Designation Form

IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE
It is critical that you consult with your legal and tax advisors to determine the impact of Internal Revenue Code Section 409A to your particular situation. On April 10, 2007 the Treasury Department issued final regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements. The regulations will be effective on January 1, 2008.

Five Star Bank
Salary Continuation Agreement
Beneficiary Designation Form

FIRST AMENDMENT TO FIVE STAR BANK

SALARY CONTINUATION AGREEMENT
THIS FIRST AMENDMENT FIVE STAR BANK SALARY CONTINUATION AGREEMENT (this “First Amendment”) is made as of the 31st day of December 2008, by and between FIVE STAR BANK, located in Rocklin California (the “Bank”) and JAMES BECKWITH (the “Executive”), with reference to the following facts:
A.            Effective September 1, 2007, the Bank and Executive entered into the FIVE STAR BANK SALARY CONTINUATION AGREEMENT (the “Agreement”).
B.             The Parties desire to amend the Agreement to conform to the requirements of Internal Revenue Code section 409A.
NOW, THEREFORE, the Parties agree to amend and modify the Agreement set upon the terms and subject to the conditions of this First Amendment.
1.             Section 9.14., Deduction Limitation on Benefit Payments is amended and restated in its entirety to read as follows:
9.14. Deduction Limitations on Benefit Payments. Subject to the requirements of Section 2.7, above, if the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date permitted under Section 2.7 that the bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).
2.             To the extend not amended hereby, the provisions of the FIVE STAR BANK SALARY CONTINUATION AGREEMENT shall remain in full force and effect.

Five Star Bank
Salary Continuation Agreement
Beneficiary Designation Form

IN WITNESS WHEREOF, the Executive and the Bank have entered into this FIRST AMENDMENT effective as of the date first set forth above.

EXECUTIVE:
/s/ James Beckwith
JAMES BECKWITH

BANK:

FIVE STAR BANK
By	/s/ Michael R. Stodden
Name	Michael R. Stodden
Title	Chairman 12/31/09

Five Star Bank
Salary Continuation Agreement
Beneficiary Designation Form

SECOND AMENDMENT
TO THE
FIVE STAR BANK
SALARY CONTINUATION AGREEMENT
THIS SECOND AMENDMENT is made by Five Star Bank (the “Bank”), a banking corporation organized and existing under the laws of the State of California, and James Beckwith (the “Executive”), this 1st day of July, 2014.
RECITALS:
WHEREAS, the Five Star Bank Salary Continuation Agreement (the “Plan”) was adopted on September 1. 2007; and amended on December 31, 2008; and
WHEREAS, pursuant to Section 8.1 of the Plan, the Bank and the Executive may amend the Plan by written mutual agreement; and
WHEREAS, the parties desire to amend the Plan to clarify the Executive’s Normal Retirement Benefit under Section 2.1;
NOW, THEREFORE, the parties hereby amend the Plan as follows:
Section 2.1.1 shall be deleted in its entirety and replaced with the following:
    2.1.1    Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Seventy-Five Thousand Dollars ($175,000.00).
Except as otherwise amended by the First Amendment and this Amendment, all provisions of the Plan shall remain in full force and effect and the Plan, First Amendment, and this Amendment shall be construed together and considered one and the same agreement.
IN WITNESS WHEREOF, the parties execute this Amendment as of the date first written above.

EXECUTIVE:	FIVE STAR BANK:

/s/ James Beckwith	By:	/s/ Michael R. Stodden
James Beckwith
	Its:	CHAIRMAN